UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):    February 2, 2010
_________________________

EAU Technologies, Inc.
(Exact name of registrant as specified in its charter)
_________________________

Delaware	000-51807	87-0654478
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite A, 1890 Cobb International Blvd., Kennesaw, GA 30152
(Address of principal executive office) (zip code)

Registrant's telephone number, including area code: (678) 388-9492

N/A
(Former name or former address, if changed since last report)

_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 2, 2010, EAU Technologies, Inc. (the “Company”) and Wade R. Bradley, the Company’s President and Chief Executive Officer, amended Mr. Bradley’s employment agreement (“Employment Agreement”) to (i) remove a provision that required the Company to maintain $240,000 in an escrow account as collateral for any future severance payment to which Mr. Bradley may become entitled pursuant to the Employment Agreement and (ii) reduce any future severance payment to which Mr. Bradley may become entitled pursuant to the Employment Agreement from twelve months salary, paid over the twelve month period following termination, to six months salary, paid over the six month period following termination.

In consideration of Mr. Bradley’s agreement to amend the Employment Agreement, $120,000, less applicable Federal and state tax withholdings (which will be retained by the Company and remitted to the applicable taxing authorities) and applicable escrow agent fees, was disbursed directly to Mr. Bradley.  The remaining balance of $120,000 of the escrow funds, less applicable escrow agent fees, was disbursed to the Company.  All interest earned on the escrow funds has also be remitted to the Company. Mr. Bradley and the Company agreed to these amendments to provide the Company with short-term liquidity it needs for operations.

The Employment Agreement is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 30, 2006 and the First Amendment to the Employment Agreement is filed as Exhibit 10.32 to the Company’s Annual Report on Form 10-K filed on March 30, 2009, both of which are incorporated herein by reference.  In conjunction with the disbursement of funds from escrow, the escrow agreement between the Company, Mr. Bradley and Specialized Title Services, Inc., filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed October 30, 2006, was terminated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, EAU Technologies, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 2, 2010	EAU TECHNOLOGIES, INC.

By: /s/ Brian D. Heinhold
Brian D. Heinhold
Chief Financial Officer